                                               Contact:      Sandra Sternberg

                                                             Ann Julsen

                                                             Brenda Adrian

                                                             Sitrick And Company

                                                             310-788-2850

For Immediate Release
---------------------



                 Fine Host Announces it Will No Longer Trade on
                             Nasdaq National Market



        Greenwich, Conn.--July 8, 1998 - Fine Host Corporation (NASDAQ: FINE) announced today that the Company's Common Stock will no longer be traded on the Nasdaq National Market and effective July 9, 1998, the Common Stock will be eligible to trade on the OTC Bulletin Board. The Company expects to retain its trading symbol, FINE.

        The Company informed Nasdaq that it did not expect to meet the conditions for continued listing on the Nasdaq National Market. The decision to discontinue further appeals to Nasdaq was motivated by management's desire to focus its efforts on implementing the already developed turnaround and business plan to restructure the Company's business and financial affairs.

        Fine Host President and Chief Executive Officer Gerald P. Buccino said, "Management is committed to retaining its existing client base and writing new business. Our efforts are focused on maintaining the quality of service the Company provides to its clients and customers, increasing new business and restoring the Company's credibility in the marketplace."

        Fine Host Corporation provides food and beverage concession and catering services to more than 900 facilities in 41 states, primarily through multi-year contracts in the following markets: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary school nutrition programs); the business dining market (corporate cafeterias, office complexes and manufacturing plants); the health care market (long-term care facilities and hospitals); and the corrections market (prisons and jails).

        This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties which are described in the Company's filings with the Securities and Exchange Commission.



                                      -2-